CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)

5.250% Internotes® Due June 15, 2009	$454,000	$48.58
6.000% Internotes® Due June 15, 2015	$3,460,000	$370.22
6.350% Internotes® Due June 15, 2031	$5,573,000	$596.31

TOTAL		$1,015.11

(1)	Excludes accrued interest, if any.
(2)	Pursuant to Rule 457(p) under the Securities Act of 1933, as amended, registration fees were paid with respect to unsold securities that were previously registered pursuant to Registration Statement Nos. 333-123240, 333-123240-01 and 333-123240-02 and were carried forward. Prudential Financial is offsetting the $48.58 registration fee with respect to the $454,000 5.250% Internotes® Due June 15, 2009, the $370.22 registration fee with respect to the $3,460,000 6.000% Internotes® Due June 15, 2015 and the $596.31 registration fee with respect to the $5,573,000 6.350% Internotes® Due June 15, 2031 offered by means of this pricing supplement against those registration fees carried forward, and $95,876.49 of the registration fees carried forward remains available for future registration fees. No additional registration fee has been paid with respect to this offering.

Prudential Financial InterNotes®, Due One Year or More from Date of Issue

Filed under Rule 424(b)(3), Registration Statement(s) No. 333-132469, 333-132469-01 and 333-132469-02

Pricing Supplement Number 133 Dated June 19, 2006

(to Prospectus dated March 16, 2006 and Prospectus Supplement dated March 16, 2006)

Investors should read this pricing supplement in conjunction with the Prospectus and Prospectus Supplement.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432APL8	$454,000.00	100.000%	0.625%	$451,162.50	FIXED	5.250%	SEMI- ANNUAL	06/15/2009	12/15/2006	$25.23	YES	Senior Unsecured Notes	A3	A

Redemption Information: Non-Callable.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432APM6	$3,460,000.00	100.000%	1.400%	$3,411,560.00	FIXED	6.000%	SEMI- ANNUAL	6/15/2015	12/15/2006	$28.83	YES	Senior Unsecured Notes	A3	A

Redemption Information: Callable at 100.000% on 06/15/2007 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC

The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 06/15/2007 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

CUSIP Number	Aggregate Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor’s Option	Product Ranking	Moody’s Rating	S & P Rating
74432APN4	$5,573,000.00	100.00%	2.500%	$5,433,675.00	FIXED	6.350%	SEMI- ANNUAL	6/15/2031	12/15/2006	$30.52	YES	Senior Unsecured Notes	A3	A

Redemption Information: Callable at 100.000% on 06/15/2011 and every interest payment date thereafter.

Joint Lead Managers and Lead Agents: Banc of America Securities LLC, INCAPITAL, LLC Agents: A.G. Edwards & Sons, Inc., Bear, Stearns & Co., Inc., Charles Schwab & Co. Inc., Citigroup, Edward D. Jones & Co., L.P., Fidelity Capital Markets Services, Merrill Lynch & Co., Morgan Stanley, Ramirez & Co., Inc., Raymond James & Associates, Inc., RBC Dain Rauscher Inc., Muriel Siebert & Co., Inc., UBS Financial Services Inc., Wachovia Securities, LLC
The Prudential Financial, Inc. InterNotes will be subject to redemption at the option of Prudential Financial, Inc., in whole on the interest payment date occurring any time on or after 06/15/2011 at a redemption price equal to 100% of the principal amount of the Prudential Financial, Inc. InterNotes, plus accrued interest thereon, if any, upon at least 30 days’ prior notice to the noteholder and the trustee, as described in the prospectus.

Prudential Financial, Inc.

Offering Dates: June 12, 2006 through June 19, 2006

Trade Date: Monday, June 19, 2006 @12:00 PM ET

Settlement Date: Thursday, June 22, 2006

Minimum Denomination/Increments:

$1,000.00/$1,000.00

Initial trades settle flat and clear SDFS:

DTC Book Entry only

Prudential Financial, Inc.

$2,500,000,000.00 Prudential Financial Retail Medium-Term Notes, including Prudential Financial InterNotes®

Prospectus dated March 16, 2006 and the Prospectus Supplement dated March 16, 2006

DTC number: 0235 via RBC Dain Rauscher Inc.

If the maturity date or an interest payment date for any
note is not a Business Day (as defined in the Prospectus),
principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from,
and after, the maturity date or interest payment date.

The Prudential Financial, Inc. InterNotes will be
represented by a master global note in fully registered

form, without coupons. The master global note will be
deposited with, or on behalf of, DTC and registered in the
name of a nominee of DTC, as depository, or another
depository as may be named in a subsequent pricing
supplement.

InterNotes® is a registered trademark of Incapital Holdings LLC. All rights reserved